UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2008

Ibis Technology Corporation

(Exact name of Registrant as Specified in its Charter)

Massachusetts	000-26824	04-2987600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Cherry Hill Drive

Danvers, Massachusetts  01923

(Address of Principal Executive Offices)

(978) 777-4247

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 30, 2008, Ibis Technology Corporation (the “Company”), Nissin Ion Equipment Company, Ltd. (“Nissin”), Dr. Hilton Glavish, and Zimec Consulting, Inc. (“Zimec”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Company, Dr. Glavish and Zimec sold and assigned certain patents rights, and all contracts and associated royalties related to those patent rights, to Nissin for aggregate consideration to the Company for its portion of the transaction of $1.1 million.  The patent rights that were sold relate to the intellectual property rights required to manufacture and operate SIMOX-SOI implantation equipment.  These patent rights had been previously licensed to Nissin, but the Asset Purchase Agreement terminates the existing license agreements between the Company, Nissin, Dr. Glavish and Zimec.

In connection with entering into the Asset Purchase Agreement, the Company and Nissin simultaneously entered into the Simox and Hydrogen License Agreement, by and between the Company and Nissin (the “License Agreement”). Under the License Agreement, the Company received a perpetual, world-wide, fully-paid exclusive license to certain patent rights within designated fields of use that were the subject of the Asset Purchase Agreement.  The License Agreement also permits the Company to grant sublicenses of the patent rights to third parties.

Copies of the Asset Purchase Agreement and the License Agreement are attached hereto as Exhibit 10.1 and 10.2, respectively, and each are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

      (d) Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated October 30, 2008, by and among the Company, Nissin, Dr. Hilton Glavish and Zimec Consulting (portions redacted in accordance with request for confidential treatment)

10.2	Simox and Hydrogen License Agreement, dated October 30, 2008, by and between the Company and Nissin (portions redacted in accordance with request for confidential treatment)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2008	IBIS TECHNOLOGY CORPORATION

	By:	/s/ William J. Schmidt
	Name:	William J. Schmidt
	Title:	Chief Financial Officer